SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934 (Amendment No. )

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[ ] Definitive Proxy Statement

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Arguss Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(1) Amount previously paid:

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(4) Date filed: December 3, 2001

[LOGO]

ARGUSS COMMUNICATIONS, INC.
One Church Street, Suite 302, Rockville, Maryland 20850

CAUTION

December 3, 2001

Dear Fellow Stockholder:

     Your Board of Directors wants to alert you that two dissident stockholders, Ronald D. Pierce and Kenneth R. Olsen, have announced their intent to seize control of your Company, by starting a consent solicitation to remove your Board and appoint themselves and their own hand-picked nominees as new directors. Your Board believes that Messrs. Pierce and Olsen, two individuals who have no prior experience managing a large public company, have proposed an ill-informed business plan that will fail to deliver long-term stockholder value. Your Board is opposed to the Pierce and Olsen solicitation and strongly urges you NOT to return any GOLD consent cards.

     We regret that Messrs. Pierce and Olsen are subjecting your Company to a disruptive and costly consent process. We assure you that your Board and management are acting and will continue to act vigorously to protect your best interests. We are preparing consent revocation materials relating to the Pierce and Olsen solicitation to clarify the facts and our position on the issues raised by Pierce and Olsen. In addition, the Company has retained Allen & Company to evaluate any strategic alternatives that would enhance long-term stockholder value.

     Our materials will be mailed to you shortly. In the meantime, you will most likely be approached by Mr. Pierce, Mr. Olsen or their hired agents in an attempt to convince you to sign their gold consent card. We urge you NOT to sign any GOLD consent card or other materials you may receive from Messrs. Pierce and Olsen without first reviewing our consent revocation materials.

     As your Board, we will work to provide you with the information you need to make an informed decision in response to Messrs. Pierce and Olsen’s attempts to seize control. We will keep you updated as further information becomes available. On behalf of your Board of Directors, I thank you for your interest and continued support. If you have any questions or need assistance, please call Morrow & Co., Inc., which is assisting us in this matter, at 1-800-662-5200.

Sincerely,

Rainer H. Bosselmann Chairman of the Board of Directors and Chief Executive Officer

     This information was furnished on behalf of Arguss Communications, Inc. by its Board of Directors. Please see the reverse side of this letter for information about the participants in this consent revocation solicitation and their interest in the solicitation. Arguss Communications, Inc. will soon be sending you definitive consent revocation materials that you should read, as they contain information important to your interests. You may obtain a copy of Arguss Communications, Inc.’s preliminary consent revocation materials filed on form PRE 14A, when filed, and our definitive consent revocation materials, when filed, free of charge at the SEC’s web site at http://www.sec.gov. Arguss Communications, Inc. will also provide you with a copy of its materials without charge. Please contact Morrow & Co., Inc., which is assisting us in this matter, at the 1-800-662-5200.

     Pursuant to the rules of the Securities and Exchange Commission (the “Commission”), the following table sets forth certain information with respect to the beneficial ownership of Arguss by its directors and executive officers as of November 30, 2001:

Name and Address	Number of Shares of	Percent of
of Beneficial Owner[1]	Common Stock	Common
	Beneficially Owned	Stock[2]

Rainer H. Bosselmann	864,970[3]	5.9%
DeSoto S. Jordan, Jr.	15,000[4]	*
Daniel A. Levinson	130,000[5]	*
Richard S. Perkins, Jr.	66,000[6]	*
Garry A. Prime	93,666[7]	*
James W. Quinn	16,000[8]	*
Peter L. Winslow	55,967[9]	*
H. Haywood Miller III	273,404[10]	1.9
Arthur F. Trudel	170,500[11]	1.2
All Directors and Executive
Officers as a group (9 persons)	1,685,507	11.1%

1	The business address for Messrs. Bosselmann, Jordan, Levinson, Perkins, Prime, Quinn, Winslow, Miller and Trudel is c/o Arguss Communications, Inc., One Church Street, Suite 302, Rockville, Maryland 20850.

2	Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within sixty days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

3	Includes options to purchase 120,000 shares of Common Stock held by Mr. Bosselmann which are presently exercisable.

4	Represents options to purchase 15,000 shares of Common Stock which are presently exercisable.

5	Includes options to purchase 10,000 shares of Common Stock held by Mr. Levinson which are presently exercisable.

6	Includes options to purchase 15,000 shares of Common Stock held by Mr. Perkins which are presently exercisable and 37,000 shares of Common Stock held of record by Mr. Perkins’ wife, in which Mr. Perkins disclaims any beneficial interest.

7	Includes options to purchase 25,000 shares of Common Stock held by Mr. Prime which are presently exercisable.

8	Includes options to purchase 15,000 shares of Common Stock held by Mr. Quinn which are presently exercisable.

9	Includes options to purchase 15,000 shares of Common Stock held by Mr. Winslow which are presently exercisable and 1,502 shares of Common Stock held of record by Mr. Winslow’s spouse, in which Mr. Winslow disclaims any beneficial interest.

10	Includes options to purchase 220,000 shares of Common Stock held by Mr. Miller which are presently exercisable and 70 shares owned by Mr. Miller’s minor children.

11	Includes options to purchase 170,000 shares of Common Stock held by Mr. Trudel which are presently exercisable.